Exhibit 3.2

FIRST AMENDMENT TO

Second AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

T Series BDC LLC

This FIRST AMENDMENT (the “Amendment”) to the Second Amended and Restated Limited Liability Company Agreement (the “Agreement”), dated as of February 27, 2026, of T Series BDC LLC, a Delaware limited liability company (the “Company”), is entered into as of May 6, 2026 (the “Effective Time”).

WHEREAS, Section 11.1 of the Agreement provides that the Agreement may be amended with the consent of the Board and, in certain circumstances, with the prior written consent of a majority-in-interest of the Common Unitholders (as defined in the Agreement), provided that no Preferred Units have been issued and are outstanding; and

WHEREAS, the Company has received the prior unanimous written consent of each of its Board of Directors and the Common Unitholders to this Amendment and the Company has not issued any Preferred Units as of the date hereof.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.
Defined Terms. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Agreement.
2.
Amendment to Section 2.1 of the Agreement. Subsections (a) and (c) of Section 2.1 of the Agreement are hereby amended and restated in their entirety as follows:

(a) Formation. The Company was formed as a limited liability company with the name MS BDC 4 LLC under the Delaware Limited Liability Company Act (6 Del. C. §18-214, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on September 14, 2021 (as amended from time to time hereafter, the “Certificate”). The Company changed its name to “T Series Middle Market Investment Loan Fund LLC” on September 21, 2021, to “T Series Middle Market Loan Fund LLC” on October 4, 2021, and to “T Series BDC LLC” on May 6, 2026 pursuant to amendments to the Certificate filed with Secretary of State of the State of Delaware on September 21, 2021, October 4, 2021, and May 6, 2026, respectively.

(c) Name. The name of the Company is “T Series BDC LLC.”

3.
Except as expressly amended hereby, the Agreement remains in full force and effect.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written.

Company:

T Series BDC LLC

By: /s/ Orit Mizrachi______________________

Name: Orit Mizrachi

Title: Chief Operating Officer and Co-President

[Signature Page to First Amendment to the Second Amended and Restated
Limited Liability Company Agreement of T Series BDC LLC]